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                                                                  EXHIBIT 10.06
                              EMPLOYMENT AGREEMENT



         AGREEMENT, made as of January 1, 1993, by and between GREY ADVERTISING INC. ("Company"), a Delaware corporation having its principal office at 777 Third Avenue, New York, New York 10017, and BARBARA S. FEIGIN ("Executive"), an individual residing at 535 East 86th Street, New York, New York 10028.

         WHEREAS, Executive is presently employed as Executive Vice President of the Company; and

         WHEREAS, Executive has agreed to continue employment with the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and of the respective agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 1995 (the "Term"), unless extended or sooner terminated as hereinafter provided. The Term shall be extended automatically on January 1, 1994 and on January 1, 1995 for an additional period of each year in the event that the Company does not give Executive notice of non-extension on or prior to November 30, 1993 or November 30, 1994, respectively, as the case may be.

         2. Employment. During the Term, the Company shall employ Executive, and Executive shall serve the Company, as an Executive Vice President of the Company or in such


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         other position (but not less senior) of the Company to which Executive shall be appointed from time to time by the Board of Directors of the Company (the "Board").

         3. Duties. Executive shall perform such services and duties in the New York City metropolitan area (including reasonable travel consistent with a person of her position) as shall be reasonably assigned or delegated to her by the Board and/or the chief executive officer of the Company (the "Chief Executive Officer"), which shall, in any event, be consistent with her responsibilities as a senior executive officer of the Company. During her employment hereunder, Executive shall devote her full time to the performance of her duties hereunder.

         4.      Compensation and Employee Benefits.

                 (a) Salary. During the Term, the Company shall pay to Executive a salary at an annual rate of $331,000 per year, or such greater sum as may from time to time be fixed by the Chief Executive Officer. Executive shall be entitled to a compensation review no less frequently than someone of her salary level and seniority in accordance with the policies of the Company in place at such time. Payments of salary shall be subject to such payroll deductions as are required by law or otherwise agreed to by Executive and the Company and shall be payable in such installments as are customary from time to time for executive officers of the Company.

                 (b) Bonus Compensation. The Chief Executive Officer may, in his sole discretion, award Executive bonus compensation from time to time during the Term.




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                 (c)      Employee Benefits. During the Term, Executive shall
         continue to participate in all of the Company's compensation and benefit plans and programs, in each instance to the extent such plans and programs are available generally by their terms to employees of her seniority, office, nature of responsibilities and length of service. In addition, during the first twelve years pursuant to which benefits are payable to Executive in accordance with the terms of the Company's Senior Executive Officer Pension Plan, Executive shall be entitled to receive $50,000 per year in addition to the amounts otherwise payable to Executive pursuant to the terms of such Plan provided Executive is then entitled to receive a pension thereunder.

                 (d) Expense Reimbursement. The Company shall reimburse Executive for ordinary and reasonable business expenses incurred by Executive on behalf of the Company in accordance with customary Company policies.

                 (e) Vacation. Executive shall be entitled to the vacation time afforded to executive officers of her position and tenure, in accordance with the Company's general vacation policy.

                 (f) Health Insurance Benefits. During the Term, and during any period subsequent thereto while Executive is either an employee of the Company or a consultant to the Company in accordance with Sections 1 and 6 hereof, but in no event beyond the later of (i) the date upon which Executive shall attain 65 years of age and (ii) the date upon which Executive shall cease to be an employee of or a consultant to the Company pursuant to Section 6 here-

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         of, the Company shall continue to provide Executive and her eligible dependents with full health insurance benefits under the Company's group plans on the same basis as are then available generally to senior executive officers of the Company.

                 (g) Special Insurances. During the Term, the Company shall maintain in force at its cost (i) a policy of long-term disability income insurance on Executive's behalf as described on Schedule A to this Agreement (the "Disability Insurance Policy") and (ii) policies of life insurance on Executive's behalf as described on Schedule B to this Agreement (the "Life Insurance Policy"). The Disability Insurance Policy and the Life Insurance Policy to be obtained hereunder shall be in addition to any other insurance which may be maintained by the Company from time to time under Company-sponsored insurance benefit programs. The Company shall, in good faith, review the possibility of extending the Disability Insurance Policy or implementing a replacement policy upon its expiration. The review will take into account the cost of such a replacement policy at the time and other factors then deemed relevant by the Company or you.

                 (h) ERISA Make-up. Commencing with respect to calendar year 1993 and for each completed calendar within the Term, the Company will accrue for Executive in an unfunded deferred compensation account, an amount equal to such amount as would have been allocated for each such year to Executive's account under the Company's Profit Sharing and Employee Stock Ownership Plans but for the limitation on contributions to qualified plans currently mandated under the Employee Retirement Income Security Act

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         of 1976, as amended (as such current limitation amount may be adjusted in the future by reason of increasing the amount of compensatio in respect of which contributions may be made to qualified plans), less any amount so allocated to such plans. Allocations under thi paragraph shall thereafter be credited with a return equal to the return the contributions for each such year would have earned in the Fixed Income Fund of the Company's Profit Sharing Plan. Funds so allocated, credited and deferred shall be paid to you at such time as the funds in your account under the Company's Profit Sharing Plan are paid to you

         5. Termination. Executive's employment under this Agreement may be terminated upon the occurrence of any one of the circumstances described in subsections (a), (b), (c) or (d) of this
         Section 5:

                 (a) Death. This Agreement shall be terminated upon Executive's death. Upon such termination, the Company shall pay to the estate of Executive in a lump sum all amounts due to Executive which were earned pursuant to Section 4 hereof prior to Executive's death, such amount, to be paid within 30 days of such termination.

                 (b) Disability. The Company may terminate Executive's employment hereunder at any time because of Disability and Executive shall be entitled to benefits under the terms of the Disability Insurance Policy and the Company's long term disability policy (if any) in effect from time to time. Upon such termination, the Company shall also pay to Executive in a lump sum all amounts due to Executive which were earned pursuant to Section 4


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         hereof prior to the termination of Executive's employment
         hereunder because of Executive's Disability, such amount to be paid within 30 days of such termination. As used in this Agreement, "Disability" shall mean Executive's physical or mental incapacity which, in the reasonable, good faith determination of the Board, renders her incapable of carrying out her duties under this Agreement for a period of 120 calendar days in any six month period.

                 (c) Cause. The Company may terminate Executive's employment hereunder for "Cause" in accordance with the procedure set forth in Subsection (e) of this Section 5. For purposes of this Agreement, "Cause" shall be defined as follows: (i) the repeated and willful failure by Executive, after warning, substantially to perform her duties hereunder (other than any such failure resulting from Disability), (ii) the willful engaging by Executive in any other conduct designed to be injurious, in any material way, to the reputation, business or business relationships of the Company, (iii) the conviction of Executive for any crime involving moral turpitude, fraud or misrepresentation, (iv) after notice, (a) drunkenness which affects Executive's ability to perform her obligations hereunder, or (b) the illegal use of drugs interfering with performance of Executive's obligations under this Agreement or
         (v) the knowing and willful violation, in any material way, by Executive of the provisions of Sections 7 or 8 hereof. If Executive's employment should be terminated by the Company for Cause, the Company shall have no further obligations to Executive hereunder following the date of termination; provided, however, that the Company shall pay or provide all vested or earned rights, payments, benefits and entitlements then


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         due and payable to Executive including, without limitation, all amounts which were earned pursuant to Section 4 hereof prior to the date of Executive's termination of employment.

                 (d) Change in Control. Following the occurrence of a "change in control of the Company" (as defined herein), if during the remaining portion of the Term (i) the Company terminates the employment of Executive other than for death, Disability or Cause or (ii) Executive terminates her employment within 90 days following a breach by the Company of any provision of Sections 2, 3 or 4 hereof,
         (x) all the unvested portions of any rights or benefits of Executive under any stock option or restricted stock plan of the Company or the Company's Senior Management Incentive Plan which Executive has as of the date of this Agreement (but not any option or restricted stock of the Company or any awards under the Company's Senior Management Incentive Plan, in either instance granted or made available after the date of this Agreement) shall vest; and (y) the Company shall pay Executive a lump sum an amount equal to three times the sum of (A) her annual salary in effect immediately prior to such change in control of the Company and (B) the most recent bonus paid to Executive prior to such change in control of the Company; provided, however, that if any portion of the payment under this Subsection (d) would not be deductible by the Company by reason of sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provisions thereto, such payment shall be reduced to the extent necessary so that the entire payment shall be deductible under said Code sections. Such payment, as shall be reduced or reserved


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         against to ensure its deductibility as contemplated above, shall be made within 30 days of an occurrence set forth in either sub-clause
         (i) or sub-clause (ii) in the previous sentence. For purposes of this Subsection (d), a "change in control of the Company" shall be deemed to have occurred if, and only if, Edward H. Meyer ("Meyer"), or the legal representative of Meyer's estate, if Meyer should not then be living, should sell all or substantially all of his shares of common stock of the Company to a person other than Executive (and/or related parties) or to the Company.

                 (e) Notice of Termination. Any termination by the Company pursuant to this Section 5 shall be communicated to Executive by a written notice of termina- tion and, if curable, the action to be taken by Executive to cure the event or events giving rise to such termination by the Company and the Executive shall have a reasonable period of time to cure such event or events, which, except in unusual circumstances, shall be not more than 10 days. Such notice of termination shall be effective on the date on which such notice shall be deemed given in accordance with Section 10 hereof.

         6. Consulting Period. Upon Executive's termination of employment with the Company, other than as a result of death, Disability or Cause, if Executive (i) shall then have attained 60 years of age or older and (ii) shall not then have accepted employment with another employer, then Executive shall immediately commence service as a consultant to the Company and shall thereafter continue as such a consultant until the earliest to occur of (A) the date upon which she shall have attained 65 years of age,


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         or (B) the date upon which Executive becomes employed by another employer or (C) at Executive's election, such date as she determines to terminate her consulting arrangement with the Company (the "Consulting Period"). If at the time of Executive's termination of employment Executive has not satisfied the conditions set forth in clauses (i) and (ii) of the preceding sentence hereof, she shall not be entitled to serve as a consultant to the Company. Dur-ing the Consulting Period, Executive shall be paid an annual retainer of $10,000, payable in equal monthly installments and subject to such payroll deductions as are required by law or otherwise agreed to by Executive and the Company. During the Consulting Period, Executive shall provide consulting services to the Company on such terms as are mutually convenient to Executive and the Company.

         7. Trade Secrets. Executive acknowledges that from time to time she will have knowledge of business matters and affairs of the Company and its affiliates (collectively, the "Grey Group") not available to others, and that the work to be performed by her shall place her in a position of trust with respect to the clients and business operations of the Grey Group. Executive acknowledges that such information is a valuable trade secret and is the sole property of the Grey Group. Accordingly, Executive, other than in the course of performing her duties hereunder, shall not during the term of this Agreement, or at any time thereafter (unless the same shall have otherwise become public knowledge), reveal, divulge or otherwise make known any of said information to any person other than an officer or employee of the Company or such other person as the Board may designate.




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         8.      Non-Competition. So long as Executive is employed by the
         Company hereunder and for a perod of two years following Executive's termination of employment for any reason, Executive shall not:

                          (a) persuade or attempt to persuade either directly or indirectly) any client of the Grey Group to discontinue using any marketing, advertising, pubic relations or other services rendered by any member of the Grey Group to any such client;

                          (b) except in the performance of her normal and proper job function for the Company, persuade or attempt to persuade (either directly or indirectly) any employee of any member of the Grey Group to terminate his or her employment with such member of the Grey Group;

                          (c) without the prior written consent of the Company (which consent shall not be unreasonably withheld) render (either directly or indirectly), other than on behalf of the Company or any member of the Grey Group, any services (of the nature performed or reasonably capable of being performed by a member of the Grey Group) to or for any client of a member of the Grey Group or any person, firm or corporation which had been a client of any member of the Grey Group at any time during the one-year period prior to the termination of her employment hereunder;

                          (d) solicit (either directly or indirectly), other than on behalf of the Company or any member of the Grey Group, any business (of the nature carried on or reasonably capable of being carried on by a member of the Grey Group) from any client of any member of the Grey Group, or any person firm or corporation which had been a client of any such member at any time during the one-year period prior to the termination of her employment; or

                          (e) whether as officer, director, employee or consultant, be engaged in or


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                 have any financial interest (other than an interest of less than 1% of the stock of a publicly traded company) in or affiliation with or render any services to or for any advertising agency or public relations agency, or any other person firm or organization which is in competition with any member of the Grey Group;

         provided, however, that the provisions of Subsection (c) shall be applicable for six months following Executive's termination and of the provisions of Subsection (e) of this Section 8 shall not be applicable to Executive if her employment is terminated by the Company without Cause prior to expiration of the Term or pursuant to the Company issuing the notice contemplated in the last sentence of Section 2 hereof.

         9. Client Conflict Policy. Executive shall respect and abide by the Grey Group's client conflict policy as it may be in effect from time to time.

         10. Notice. Any notice, advice or accounting to any party to this Agreement shall be sufficient if in writing and sent by certified mail, return receipt requested, to such party's respective address hereinabove provided or to such other address as may be designated in writing by such party from time to time. A copy of any notice given to Executive shall also be given to any legal counsel designated by Executive in writing to receive such a copy. Notice given in the manner herein provided shall be deemed to be given when personally delivered or, if mailed, three days after such mailing.




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         11.     Waiver. No provisions of this Agreement shall be waived,
         altered or amended, except in a writing signed by the parties hereto. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

         12. Specific Performance. If Executive should fail to comply with the terms of Sections 7 or 8 hereof, the Company may enforce any right it may have by law for damages, and, in addition, shall be entitled, as a matter of right, to equitable or other injunctive relief against Executive to prevent her failing to comply with the provisions of Sections 7 or 8 hereof. Any rights under this Section 12 may be enforced in the appropriate court in the Borough of Manhattan, City and State of New York.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, supersedes any prior agreement(s) between the parties with respect to the same subject matter, and may be amended, modified or changed only by an agreement in writing signed by the parties hereto.

         14. Severability. The provisions of this Agreement are severable and the invalidity of any one provision shall in no event affect the validity of any other paragraph, clause or provision whatsoever.

         15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.



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         16.     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives; provided, however, that the services to be rendered by Executive hereunder are to be performed personally by Executive.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





                                             ___________________________
                                             BARBARA S. FEIGIN



                                             GREY ADVERTISING INC.



(SEAL)                                       By_________________________
                                               Edward H. Meyer
                                               Chairman and
                                               Chief Executive Officer




Attest:


By_______________________





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